Exhibit 99.1
      News release - TWE announces close of the acquisition of Disc Jockey

TRANS WORLD ENTERTAINMENT CORPORATION
   Contact:                John Sullivan, Chief Financial Officer
                           (518) 452-1242 ext. 7400
THE MWW GROUP
Investor Relations         (212) 704-9727
   Contact:                Michael Lendener (mlendener@mww.com)


TRANS WORLD ENTERTAINMENT CORPORATION CLOSES ON
ACQUISITION OF THE DISC JOCKEY CHAIN
 ACQUIRES 112 MALL LOCATIONS

Albany, NY, October 31, 2000 - Trans World Entertainment Corporation (Nasdaq National Market:TWMC) today announced the closing of its acquisition of Disc Jockey, a privately-held retailer of pre-recorded music and video. The Company acquired substantially all of Disc Jockey's assets, including merchandise inventory, fixed and other assets. The Company will operate Disc Jockey stores at 112 mall locations which are located primarily in the Midwest and Southern United States.

   Robert J. Higgins, Chairman and Chief Executive Officer of Trans World commented, "The acquisition of the Disc Jockey chain represents a logical progression in our overall growth strategy, increasing our market share in the Midwest and Southern markets."

  Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates retail stores in 45 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, www.twec.com. Mall locations include Camelot, Record Town, The Wall, Saturday Matinee and F.Y.E. Freestanding locations include Coconuts Music and Movies, Strawberries Music, Spec's and Planet Music.

Certain statements in this report set forth management's intentions; plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.
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